FOR IMMEDIATE RELEASE:

(BW)(UT-RENU-U/RGB-TECH)(RNUI) RENU-U International, Inc.
acquires RGB Technology Group, Inc.

     Business Editors

     SALT LAKE CITY, Utah--BUSINESS WIRE)--June 15, 1999--  RENU-
U International, Inc.(OTCBB: RNUI) announced today that it has acquired RGB Technology Group, Inc., a company whose core businesses consist of the ColorMax premium brand of optical products which specialize in color vision enhancement.

     The company's Board of Directors has changed and it is currently in the process of changing its corporate name, OTC symbol, and CUSIP number.

     "This acquisition is exciting news for the both the eyewear and health industries. RENU-U recognizes the existence of a lucrative and virtually untapped market for high-tech vision care products for the colorblind and color vision deficient population," said Dr. Donald Hansen, RENU-U's new president. "There are over 12 million colorblind people in the U.S. alone. This will lead us into new and exciting growth opportunities where we can strengthen our position as a major player in the specialty eyewear industry."

     RGB Technology Group, Inc. holds the exclusive,long-term license to market, sell, and distribute ColorMax premium optical products in the United States, Australia, and New Zealand, with right of first refusal to all other territories worldwide. The ColorMax product line specializes in aiding and detecting color vision deficiencies and includes ColorMax Color Vision Enhancement Lenses and ColorMax Color Test Software.

     RENU-U International, Inc. was founded in 1971 to establish and operate pain management and physical wellness centers. The company's focus has been on providing physical and nutritional consultation and treatment in the field of physical care and development.

     This release contains forward looking statements with respect to the results of operations and business of RENU-U International, Inc. that involves risks and uncertainties. The company's actual future results could materially differ from those discussed. Risks and uncertainties of the company will be detailed from time to time in the company's periodic reports. The company intends that such statements about the company's future expectations, including future revenues and earnings, and all other forward looking statements be subject to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995.


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